Exhibit 10.7
Form 10-KSB, 2001
Viral Genetics, Inc.
File No. 000-26875

Viral Genetics, Inc.

                                                      905 Mission Avenue
                                                      South Pasadena,
                                                      California 91030
                                                      Telephone 323-682-2172
                                                      Facsimile 626-799-2265


To:   Phillip C. Baker
      Baker Consulting

From: Viral Genetics, Inc.

Date: May 23, 2000


Re:   Letter Agreement



            This letter Agreement is given with reference to the following:

     1. Viral entered into an agreement with Americredit National Corporation which, by it terms, was set to expire on May 12, 2000 unless certain conditions were met by Americredit. Americredit was unable to meet its obligations by the date specified under the agreement and Viral, accordingly, terminated the agreement by letter to Americredit dated May 13, 2000.

     2. Baker now desires to enter into a non-exclusive agreement with Viral respecting the business of Viral as hereinafter set forth.

     3. Baker represents to Viral it has the legal and financial capability to obtain the sale of capital stock of Viral of not less than $61,000,000 within 24 days of the execution of this agreement by Viral pursuant to a private placement in accordance with all applicable federal and state securities law. In exchange therefore and upon receipt of the $61,000,000 by Viral, Viral shall issue to those investors comprising the private placement not less than 21% of the total outstanding stock of Viral on the date of issue as set forth in the private placement. Baker represents it has the experience and expertise to determine the fair market value for Viral and, for the purposes of this agreement, has placed an initial total value of Viral at not less than $300,000,000.

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     4.   In consideration of Viral allowing Baker the Opportunity to enter into this non-exclusive agreement for the purposes set forth above, Baker shall deliver to Viral, no later than June 2, 2000, a cashier's check or wire transfer in the amount of $1,000,000 made payable to Viral and drawn on a commercially acceptable banking institution. Provided Viral receives the funds mentioned in Articles 3 above in accordance with the provisions therein, Viral shall issue to the person giving the $1,000,000 one percent of the total outstanding shares of Viral as of the date of execution by Viral of this agreement.

     5. Baker shall receive a fee of 10% in the event $60,000,000 is received by Viral pursuant to the private placement mentioned above.

     6. Provided Viral has received the $1,000,000 from Baker mentioned above, the term of this non-exclusive agreement shall be for a period not to exceed 6 months from its execution by Viral. In the event Viral receives the funds mentioned in Article 3 above in accordance with the provisions therein, this agreement shall be exclusive and its term shall be for a period not to exceed 24 months from its execution by Viral.

     7. Baker shall receive a fee to be mutually agreed for any future public offering of the stock of Viral funded by Baker during the term of this agreement.

     8. Baker may not assign this agreement without the prior written consent of Viral.

     9. This agreement when signed below by the indicated representatives of the parties hereto constitutes the entire agreement of the parties; supersedes all other agreements; and may only be amended or modified by a writing signed by both parties.

     10.  The  persons   executing  this  agreement  hereby  represent  each  is
          authorized to enter into this agreement on behalf of the corporate or other entity a party hereto.

     11. Any notice required or permitted to be given under this agreement by one party to the other shall be in writing.

     12. This agreement shall be governed by the laws of the State of California.



         AGREED:                                      VIRAL GENETICS, INC.


         BAKER CONSULTING:



         /s/ Phillip C. Baker                         /s/ Haig Keledjian

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                                    Addendum


     Addendum to a contract dated May 23, 2000 Section 5 in replace to read as follows:

     Baker shall receive a fee of 10% cash and 1.5% stock, of the total outstanding shares of viral, in the event that $60,000,000 is received by Viral Genetics pursuant to the private placement mentioned above. The 1.5% stock shall be issued to Baker Consulting after completion of the placement and at the final transaction. Which will equate to 1.5% of the total outstanding shares of VG, simultaneously after the $60,000,000 or private placement is completed.


/s/ Phillip C. Baker                                        /s/ Haig Kelledjian

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1630 north main St #234 Walnut Creek, CA 94596
Tel  (916) 776-1167
Fax (916) 776-1168                                              Baker Consulting


Fax

To:   Haig Kelledjian                           From: Phil Baker
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Fax:  626-799-2265                              Pages:      1
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Phone:      323-682-2172                        Date: 6/25/00
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Re:   Extension                                 CC:   Mr. Russell Ratliffe
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  Urgent    For Review      Please Comment     Please Reply     Please Recycle

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o  Comments:

Dear Haig and Hampar:

Baker Consulting is requesting an extension of the original agreement set to expire on June 28th. This extension is based upon a continuing non-exclusive agreement that will expire on July 28th, 2000.

Baker Consulting along with Mr. Russell Ratliffe are aggressively pursuing multiple sources of funding for Viral Genetics. These efforts have resulted in locating several new sources of funds as well as continuing to consider the groups represented by Lucien Verget and Chris Johnson.

This agreement would have the same terms based upon a successful closing for the $61 million investment amount to purchase the agreed upon percentage of Viral Genetics with the same commission schedules and arrangements. Upon a formal receipt of a letter of commitment from any of the acceptable funding sources this agreement would then become an exclusive agreement based upon receipt of the bridge financing of $1 million prior to closing of the full amount.

If you agree to this extension please sign this fax letter and return a copy of the signed letter.

Sincerely

      Phillip C. Baker / President Baker Consulting

Viral Genetics Inc.     /s/ Haig Keledjian                  Date 6/25/00

Baker Consulting        /s/ Phillip C. Baker                Date______

Mr. Russell Ratliffe    /s/ Russell Ratliffe                Date______


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